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                                                                     EXHIBIT 4.7


                               FIRST AMENDMENT TO
                          THE PIPER IMPACT 401(K) PLAN



     THIS AGREEMENT by Piper Impact,Inc., a Delaware corporation, (the
"Sponsor"),

                                  WITNESSETH:

     WHEREAS, on July 13, 1998, the Sponsor executed the amendment and restatement of the plan agreement known as the "Piper Impact 401(k) Plan" (the "Plan"); and


     WHEREAS, the Sponsor retained the right in Section 10.01 of the Plan to amend the Plan from time to time; and

     WHEREAS, the directors of the Sponsor have approved resolutions to amend the Plan;

     NOW, THEREFORE, the Sponsor agrees as follows:

     (1) Effective January 1, 1999, Section 4.03 of the Plan is amended in its entirety to provide as follows:

               4.03 SUPPLEMENTAL CONTRIBUTIONS. The Employer may contribute for any Plan Year a Supplemental Contribution for its Employees who are on its payroll for its Utah plant in such amount, if any, as shall be determined by the Employer. The Employer may contribute for any Plan Year a Supplemental Contribution for its Employees who are on its payroll for its Mississippi plant in such amount, if any, as shall be determined by its Employer. The amount of Supplemental Contribution made on behalf of Employees on the Employer's payroll for its Utah and Mississippi plants need not be uniform.

     (2) Effective January 1, 1999, Section 5.04 of the Plan is amended in its entirety to provide as follows:

               5.04 ALLOCATION OF SUPPLEMENTAL CONTRIBUTION. The Committee shall allocate the Supplemental Contribution for its Employees who are on its payroll for its Utah plant among the Employer's Members who are on its payroll for its Utah plant in the proportion that the Considered Compensation of each such Member bears to the total Considered Compensation of all such Members for the Plan Year. The Committee shall allocate the Supplemental Contribution for its Employees who are

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          on its payroll for its Mississippi plant among the Employer's Members who are on its payroll for its Mississippi plant in the proportion that the Considered Compensation of each such Member bears to the total Considered Compensation of all such Members for the Plan Year.

     IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed this day of December, 1998.

                                        PIPER IMPACT, INC.


                                       By:
                                           ------------------------------------

                                       Title:
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